iPath ® Exchange Traded Notes Free Writing Prospectus Filed Pursuant to Rule 433 Registration No. 333-169119 September 8, 2010

$0
$200
$400
$600
$800
$1,000
$1,200
-
500
1,000
1,500
2,000
2,500
3,000
3,500
ETF Assets Total (left axis)
# ETPs (right axis)
ETF Assets Total
$1 $1 $2 $5 $8 $18 $40 $74 $105 $142 $212 $310 $412 $566 $797 $711 $1,036 $1,026
# ETPs
3 3 4 21 21 31 35 106 219 297 300 358 525 884 1,519 2,111 2,567 3,075
1993 1994 1995 1996 1997 1998 1999 2000 2001 2002 2003 2004 2005 2006 2007 2008 2009 Q2-10
Global ETP Growth
All dollar figres in US $ billions. Source: Global ETF Research & Implementation Strategy Team, Blackrock, Bloomberg. “ETPs” or Exchange Traded Products
includes exchange traded notes, funds and trusts. Data as at end Q2 2010

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BARCLAYS CAPITAL

iPath

What are ETNs
ETNs
Transparent Pricing
Block Redemptions
Retail Investor Base
ETFs
Intraday Exchange
Trading
Credit Risk to issuer
Tracking Error
Index Tracking
Swaps
Structured
Notes
Mutual
Funds
•
Investment made easier: Barclays Note that trades on an exchange like a stock
•
Access story, more similar to Index funds or ETFs than to structured notes
•
ETNs are designed to provide simple and transparent access to market benchmarks

Exchange traded notes issued by Barclays Bank PLC
Senior, unsecured debt
No principal protection
Linked to the return of the market benchmarks or strategies
Index performance less applicable fees and costs
Unlike ETFs, no underlying assets are held
Intraday trading flexibility like most equities / ETFs
Buy or sell anytime during market hours – trade at market
price
Redeem directly to Barclays Bank PLC
50,000 share block is typical minimum size to access redemption feature
What are ETNs

Structure
Performance
Trading
Redemption

Give exposure to hard to reach markets and strategies
Add new asset classes with low correlations to traditional
investments
Granular as well as broad products to provide a portfolio tool kit
Can track a market segment or component via one instrument
Listed on exchange
Creation / redemption with any eligible counterparty
Diversification
Market
Tracking
Liquidity
Benefits of ETNs

fees or costs, no tracking error
Formulaic return based on Index performance minus applicable
Trade during market hours (‘short’ positions may be taken)

Global Opportunities
iPATH ALTERNATIVE ETNs
iPath
®
Global Carbon ETN GRN 0.75% 6/24/38
iPath
®
S&P 500 VIX Short-Term Futures™ ETN VXX 0.89% 1/30/19
iPath
®
S&P 500 VIX Mid-Term Futures™ ETN VXZ 0.89% 1/30/19
iPATH EMERGING MARKET ETN
iPath®
MSCI India
IndexSM
ETN
2
INP 0.89% 12/18/36
iPATH EXCHANGE RATE ETNs
iPath
®
EUR/USD Exchange Rate ETN ERO 0.40% 5/14/37
iPath
®
GBP/USD Exchange Rate ETN GBB 0.40% 5/14/37
iPath
®
JPY/USD Exchange Rate ETN JYN 0.40% 5/14/37
iPATH FIXED INCOME ETNs
iPath
®
US Treasury Steepener ETN STPP 0.75% 8/13/20
iPath
®
US Treasury Flattener ETN FLAT 0.75% 8/13/20
iPath
®
US Treasury 2-year Bull ETN DTUL 0.75% 8/13/20
iPath
®
US Treasury 2-year Bear ETN DTUS 0.75% 8/13/20
iPath
®
US Treasury 10-year Bull ETN DTYL 0.75% 8/13/20
iPath
®
US Treasury 10-year Bear ETN DTYS 0.75% 8/13/20
iPath
®
US Treasury Long Bond Bull ETN  DLBL 0.75% 8/13/20
iPath
®
US Treasury Long Bond Bear ETN DLBS 0.75% 8/13/20
iPATH STRATEGY ETNs
iPath®
CBOE S&P 500 BuyWrite Index      ETN
SM
BWV 0.75% 5/28/37
iPath
®
Optimized Currency Carry ETN ICI 0.65% 1/28/38
Maturity Date Yearly Fee
1
Ticker
1. The investor fee is calculated cumulatively based on the Yearly Fee and the performance of the underlying index or currency exchange rate and increases each day based on the level of the index or currency exchange rate on that day. Because the investor fee reduces the amount of your return at maturity or upon redemption, if the value of the underlying index decreases or does not increase significantly (or, in the case of certain iPath Fixed Income
ETNs, if the value of the underlying index increases or does not decrease significantly), you may receive less than the principal amount of your investment at maturity or upon redemption. For a more complete description of how the investor fee is calculated, please see the applicable product page and Pricing Supplement at
www.iPathETN.com.

Global Opportunities
iPATH COMMODITY ETNs
Broad
iPath®
Dow Jones – UBS Commodity Index Total Return  ETN
DJP 0.75% 6/12/36
iPath®
S&P GSCI ® Total Return Index ETN
GSP 0.75% 6/12/36
Sector
iPath®
Dow Jones – UBS Agriculture Subindex Total Return   ETN
JJA 0.75% 10/22/37
iPath®
Dow Jones – UBS Energy Subindex Total Return   ETN
JJE 0.75% 10/22/37
iPath®
Dow Jones – UBS Grains Subindex Total Return   ETN JJG 0.75% 10/22/37
iPath®
Dow Jones – UBS Softs Subindex Total Return    ETN JJS 0.75% 6/24/38
iPath®
Dow Jones – UBS Industrial Metals Subindex Total Return    ETN JJM 0.75% 10/22/37
iPath®
Dow Jones – UBS Livestock Subindex Total Return    ETN COW 0.75% 10/22/37
iPath®
Dow Jones – UBS Precious Metals Subindex Total Return    ETN JJP 0.75% 6/24/38
Single Commodities
iPath®
Dow Jones – UBS Aluminum Subindex Total Return    ETN JJU 0.75% 6/24/38
iPath®
Dow Jones – UBS Cocoa Subindex Total Return    ETN NIB 0.75% 6/24/38
iPath®
Dow Jones – UBS Coffee Subindex Total Return    ETN JO 0.75% 6/24/38
iPath®
Dow Jones – UBS Copper Subindex Total Return    ETN JJC 0.75% 10/22/37
iPath®
Dow Jones – UBS Cotton Subindex Total Return    ETN BAL 0.75% 6/24/38
iPath®
Dow Jones – UBS Lead Subindex Total Return    ETN LD 0.75% 6/24/38
iPath®
Dow Jones – UBS Natural Gas Subindex Total Return    ETN
2
GAZ 0.75% 10/22/37
iPath®
Dow Jones – UBS Nickel Subindex Total Return    ETN JJN 0.75% 10/22/37
iPath®
Dow Jones – UBS Platinum Subindex Total Return    ETN
2
PGM 0.75% 6/24/38
iPath®
Dow Jones – UBS Sugar Subindex Total Return    ETN SGG 0.75% 6/24/38
iPath®
Dow Jones – UBS Tin Subindex Total Return    ETN JJT 0.75% 6/24/38
iPath®
Dow Jones – GSCI ® Crude Oil Total Return Index ETN OIL 0.75% 8/14/36
Maturity Date Yearly Fee Ticker
1. The investor fee is calculated cumulatively based on the Yearly Fee and the performance of the underlying index or currency exchange rate and increases each day based on the level of the index or currency exchange rate on that day. Because the investor fee reduces the amount of your return at maturity or upon redemption, if the value of the underlying index decreases or does not increase significantly (or, in the case of certain iPath Fixed Income
ETNs, if the value of the underlying index increases or does not decrease significantly), you may receive less than the principal amount of your investment at maturity or upon redemption. For a more complete description of how the investor fee is calculated, please see the applicable product page and Pricing Supplement at
www.iPathETN.com.
2. Closed to further issuance
1
SM
SM
SM
SM
SM
SM
SM
SM
SM
SM
SM
SM
SM
SM
SM
SM
SM
SM
SM

75
13
iPath Liquidity by the Numbers
•
iPath lists on NYSE Arca
•
Every product has an appointed specialist, required to post liquidity at all times
•
Barclays is able to support block trading in depth for our client base
16
Registered
Market
Makers
VXX record day
as 9
th
most
traded ticker on
NYSE platform*
9 170
Billion dollars in
total iPath
trading since
launch
Billion dollars of iPath
traded in August
Source: Bloomberg / NYSE as of 31 August 2010. There is no guarantee that a secondary market in ETNs
will exist. Past performance is not indicative of the future results.
* Includes New York Stock Exchange, NYSE Amex and NYSE Arca
Clients who have
created or
redeemed iPath
ETNs

Mechanics of iPath ® US Treasury Futures ETNs

Product Suite Summary
Suite of 8 rates iPath ETNs that provide exposure via a
notional investment in US Treasury Futures contracts:
• Allows investors to position for increases or decreases at specific points on the yeild curve
• Allows investors to capture potential gains from a
“steepening” or “flattening” of the yield curve
Each ETN targets (but does not guarantee) a fixed return of
$0.10 for every basis point change in the applicable yield or relative differences in yields
• Inception value of $50 per ETN
Each ETN targets an fixed sensitivity to changes in yields,
forming building blocks for curve strategies
2Y Futures
Index
2Y Bull iPath
DTUL
2Y Bear iPath
DTUS
10Y Futures
Index
10Y Bull iPath
DTYL
10Y Bear iPath
DTYS
Long Bond
Futures Index
Long Bond Bull iPath
DLBL
Long Bond Bear iPath
DLBS
2Y/10Y Curve
Index
Steepener iPath
STPP
Flattener iPath
FLAT
The ETNs provide exposure to changes in
US Treasury yields or the US Treasury
yield curve
* Please see the applicable prospectus for a description of how the relevant US Treasury yield is calculated in relation to the performance of the Treasury futures contracts underlying the relevant index (or, as applicable, the relative “steepness” or “flatness” of the yield curve), and the corresponding risk of an investment in the ETNs.

Sketch of Index Mechanics
MONTHLY FUTURES
WEIGHTING
The Indices track weighted
positions in 2Y, 10Y and Long bond US treasury
futures contracts
Each Index targets (but does not guarantee) a
1.00 change in index level for each 1bp
change in the relevant yield or 2Y/10Y yield
spread
•
e.g. 2Y Index targets a decrease of 1.00 in
Index Level if the yield of the prevailing CTD
note for the underlying 2-year futures contract
increases by 1 basis point (bp)
Treasury futures contract weightings:
•
Calculated and re-weighted monthly to
maintain the target exposure to changes in
yields
•
Rolled quarterly from front to next contract
over a 3 day period before the delivery month
Index levels are calculated using the CBOT
closing prices for the relevant futures contracts
* Please see the applicable prospectus for a description of how the relevant Index levels and weightings are calculated in relation to the prices of Treasury futures contracts underlying the relevant index (as well as the CTD bonds), as well as the mechanics of futures rolling and other important details and risk factors
Cycle
Target
Identify
CTD
Weight
1.00 change in index level for each
bp change in yield / spread
Price and characteristics of current
Cheapest to Deliver bond for each
applicable futures contract identified
Calculate futures contract
weightings according to prevailing
futures contract price and modified
duration of CTD note/bond
Monthly Future re-weighting,
quarterly roll of Futures contracts

ETN Closing Indicative Note Value Calculation *
Each ETN is linked to an underlying Index and the daily change in
Index level is incorporated in the ETN return
Fixed multiplier of either +$0.10 or -$0.10 converts index performance into changes in the ETN value
Each ETN accrues interest on a daily basis at the 4-week US T-bill rate
Each ETN accrues fees on a daily basis at 0.75%p.a.
**
Published end-of-day to independent market data
providers such as Bloomberg.
The strike price for any redemption or creation orders for that day
3. Daily Interest
4. Daily Fee
1. Index Performance
2. Index Multiplier
Today’s ETN Value
Yesterday’s ETN Value
plus
times
plus
minus
equals
* Investors should refer to the relevant prospectus for further details on how the ETN value is calculated, as well as for other important details and risk factors.
** In addition, on each “roll day” for the relevant Treasury futures contracts underlying the Index, either $0.005 or $0.01 will be charged and deducted from the closing indicative note value of each
ETN. See the applicable prospectus for more details.

Drivers of the yield curve; applications of ETNs

Examples of Technical and Fundamental Drivers
of the Yield Curve
Aggregated demand for US Treasury securities around specific maturity points can vary significantly with factors such as US pension fund investment requirements and related regulations affecting the shape of the yield curve.
Treasury Demand
Unanticipated timing or volume of a particular issuance of U.S. Treasury securities can affect the shape of the yield curve.
Treasury Supply
Effect on Yield Curve Technical Factors
The yield curve tends to be steep over periods in which the inflation rate is expected to be significantly higher in the longer-term as compared to the shorter-term, leading investors to demand higher yields for longer-term US Treasury securities relative to shorter-term
Treasury securities. In contrast, the yield curve tends to be flatter over periods in which the longer-term and current or shorter-term inflation expectations are relatively more aligned.
Inflation Expectations
The yield curve tends to steepen during the early stages of a macroeconomic downturn, and flatten during the recovery stages. The curve may “invert” near the peak of an expansion (i.e., the yields available for shorter-term Treasury securities may temporarily exceed the yields available for longer-term Treasury securities)
Business Cycle
A relatively steep yield curve over a particular period may reflect expectations of future increases in short-term deposit rates such as the federal funds target rate over the period.
The yield curve tends to steepen when the Federal Reserve cuts the Target rate as the longer-term rates remain relatively unaffected. Conversely, the yield curve tends to flatten when the Federal Reserve increases the Target rate.
U.S. Monetary Policy
Effect on Yield Curve Fundamental Factors
As described in the “Risk Factors” section of the applicable prospectus, movements in the yield curve are highly unpredictable and may deviate, even significantly, from the trends described above.
Investors must make their independent assessments as to the future direction of the yield curve.
The trends described above are illustrative only and there is no guarantee that these trends will be observed during the term of the ETNs.

Portfolio Applications of the iPath Steepener /
Flattener ETNs
The iPath Steepener /Flattener ETNs offer investors the opportunity to implement their yield curve views using an exchange-traded investment product, and potential applications include:
Access a particular fixed income strategy for additional portfolio diversification
Execute tactical views regarding expectations of yield curve steepness or flatness (including on an intraday basis)
Implement a particular steepener/flattener strategy based on expectations of future economic cycles
Implement a particular hedging strategy, adjusting the sensitivity of a portfolio to changes in the yield curve shape or mitigating the effects of a steepening or flattening of the yield curve.
An investor’s outlook on various macroeconomic factors will most likely influence whether a steepener or flattener strategy will be implemented in a portfolio.  For example, expectations surrounding actions taken by the Federal Reserve with respect to monetary policy, and expectations regarding the direction of the inflation rate, constitute just two of the many driving forces behind whether a flattener or steepener strategy is put into place.

Index Level
10-year / 2-year spread
Apr-99
Apr-00
Apr-01
Apr-02
Apr-03
Apr-04
Apr-05
Apr-06
Apr-07
Apr-08
Apr-09
Apr-10

Historical 2Y / 10Y Curve Index Performance
Steepener or flattener
positions can provide portfolio
diversification and an
additional source of market
returns
Monthly Correlations*:
•
-12% with the S&P 500 Total
Return Index
•
-13% with the S&P GSCI Total
Return Index
•
-58% with Barclays 20+Year
US Treasury Total Return
Index
*Correlations of the Barclays Capital US Treasury 2Y / 10Y Yield Curve
Index™
to certain selected
market benchmark Indices. Calculated using monthly returns data from 1/1/2000 to 7/30/2010.
Correlation of absolute changes in index level with percent changes in market benchmarks.
Please see the section “Historical Performance of the Index” in the applicable prospectus for important notes regarding Index back-tested performance
Source: Barclays Capital. Past performance is not indicative of future results
Index Performance and CTD Yield Spread
-100
-50
0

-1.0%
-0.5%
0.0%
0.5%
1.0%
1.5%
2.0%
2.5%
3.0%
2Y / 10Y Curve Index Level 2-year / 10-year Spread

Contacts
212-528-7608 Edward Ware 212-526-1328 Paul Meyer
212-528-8392 Lorelei O'Hagan 212-526-1559 Jason Gans
212-528-4930 Raina Mathur 212-528-7108 Mohamed Elkordy
212-526-1253 Geremy Kawaller 212-528-7106 Jeff Anderson
Registered Investment Advisors/Family Offices Pensions/Endowments/Foundations
212-528-6415 Nora Obringer 212-528-7091 Johnny Wu
212-528-7085 Bhaskar Krishnan 212-412-5570 Paul Jacoby
212-528-7111 Susan Meirs 212-528-7090 Tim Edwards
Fund Managers Product Support
212-528-7990 iPath Hotline

Disclaimer
An investment in iPath ETNs involves risks, including possible loss of principal. For a description of the main risks see “Risk
Factors” in the applicable prospectus.
Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus and other documents Barclays Bank PLC has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting
www.iPathETN.com
or EDGAR on the SEC website at www.sec.gov.  Alternatively, Barclays Bank PLC will arrange for Barclays
Capital Inc. to send you the prospectus if you request it by calling toll-free 1-877-76-iPATH, or you may request a copy from any other dealer participating in the offering.
BlackRock Fund Distribution Company assists in the promotion of the Securities.
iPath ETNs (the “Securities”) are unsecured obligations of Barclays Bank PLC and are not secured debt.  The Securities are riskier than ordinary unsecured debt securities and have no principal protection. Risks of investing in the Securities include limited portfolio diversification, trade price fluctuations, uncertain principal repayment, and illiquidity.  Investing in the Securities is not equivalent to investing directly in an index or in any particular index components. The investor fee will reduce the amount of your return at maturity or on redemption, and as a result you may receive less than the principal amount of your investment at maturity or upon redemption of your Securities even if the level of the relevant index has increased or decreased (as may be applicable to the particular series of Securities). An investment in iPath ETNs may not be suitable for all investors.
The Securities may be sold throughout the day on the exchange through any brokerage account. There are restrictions on the minimum number of Securities you may redeem directly with the issuer as specified in the applicable prospectus. Commissions may apply and there are tax consequences in the event of sale, redemption or maturity of Securities.  Sales in the secondary market may result in significant losses.
The issuer may from time to time in its sole discretion reduce, in part or in whole, the minimum redemption amount of 50,000 units, applicable to all holders, at the time the reduction becomes effective.
iPath ETNs typically have lower investor fees than currently existing mutual funds that invest in similar markets and are available to retail investors. Buying and selling iPath ETNs will result in brokerage commissions.

Disclaimer (continued)
An investment in iPath ETNs linked to the performance of the Barclays Capital US Treasury 2Y/10Y Yield Curve Index is subject to risks associated with fluctuations, particularly a decline (or, in the case of iPath ETNs inversely linked to the performance of the index, an increase) in the value of the index. The market value of the ETNs may be influenced by many unpredictable factors.
There is no guarantee that the index level will decrease or increase by 1.00 point for every 0.01% decrease or increase, respectively, in the difference between the 2-year yield and the 10-year yield. Market prices for 2-year and 10-year Treasury futures contracts may not capture precisely the underlying changes in the 2-year yield and the 10-year yield. The index calculation methodology uses the mathematical approximation of modified duration, which has certain limitations in approximating the relationship between Treasury note prices and yields.
Additionally, the index’s weights are rebalanced on a monthly basis only and such weightings may not be optimal on any given index business day. For a description of additional risks of investing in the ETNs, see “Risk Factors” in the applicable prospectus.
An investment in iPath ETNs linked to the performance of any of the Barclays Capital 2Y US Treasury Futures Targeted Exposure Index, the
Barclays Capital 10Y US Treasury Futures Targeted Exposure Index or the Barclays Capital Long Bond US Treasury Futures Targeted
Exposure Index is subject to risks associated with fluctuations, particularly a decline (or, in the case of iPath ETNs inversely linked to the performance of any of such indices, an increase) in the value of the respective index. The market value of the ETNs may be influenced by many unpredictable factors.
There is no guarantee that the respective index level will increase or decrease by 1.00 point for every 0.01% decrease or increase, respectively, in the 2-year, 10-year or Long-Bond yield, as the case may be.  Market prices for 2-year, 10-year or Long-Bond Treasury futures contracts may not capture precisely the underlying changes in the 2-year, 10-year and Long-Bond yields, respectively. The index calculation methodology uses the mathematical approximation of modified duration, which has certain limitations in approximating the relationship between Treasury note prices and yields. Additionally, the index’s weights are rebalanced on a monthly basis only and such weightings may not be optimal on any given index business day. For a description of additional risks of investing in the ETNs, see “Risk Factors” in the applicable prospectus.
“Barclays Capital US Treasury 2Y/10Y Yield Curve Index”, “Barclays Capital 2Y US Treasury Futures Targeted Exposure Index”, “Barclays
Capital 10Y US Treasury Futures Targeted Exposure Index” and “Barclays Capital Long Bond US Treasury Futures Targeted Exposure Index”
are trademarks of Barclays Bank PLC.
© 2010 Barclays Bank PLC. All rights reserved. iPath, iPath ETNs and the iPath logo are registered trademarks of Barclays Bank PLC. All other trademarks, servicemarks or registered trademarks are the property, and used with the permission, of their respective owners.
NOT FDIC INSURED · NO BANK GUARANTEE · MAY LOSE VALUE